February 8, 2012

Edward L. Field

3706 St. Marks Rd.

Durham, North Carolina 27707

Dear Ed,

On behalf of Cytomedix, Inc. (“Cytomedix” or the “Company”), I am pleased to offer you the position of Cytomedix’ Chief Operating Officer , and the following compensation and other benefits on the terms and conditions set forth in this letter of Agreement and Exhibit A attached hereto and incorporated herein (the “Agreement”).

Subject to the terms and conditions herein, the Company agrees to employ you as Chief Operating Officer in and around the Durham, North Carolina area and having responsibility for operations, quality, human resources and certain business development activities (the “Covered Area”), reporting directly to Martin Rosendale, Cytomedix CEO (the “Supervisor”). By your acceptance of this Agreement, you accept employment as the President and Chief Operating Officer as of February 8, 2012 (the “Effective Date”) and agree to devote your full working time and efforts to the best of your ability, experience, and talent, to the performance of services, duties and responsibilities as assigned by the Supervisor.

Your term of employment shall commence as of the Effective Date and continue until terminated by you or by the Company in accordance with the notice provisions provided herein (the “Term”). Your employment with the Company will be “at will” and shall not be for any specific term and may be terminated by you or the Company at any time, with or without cause. In the case of termination by you , and if so requested by the Company, you agree to remain the Company’s Chief Operating Officer, for a period of thirty (30) days from the date of notice of termination. If your employment is terminated by the Company without cause, you are entitled to receive your annual base salary and all other benefits for a period of six (6) months on the same terms and schedules as existed immediately prior to your termination. Additionally, unvested stock options will continue to vest during this six month period.

You shall receive a base salary ("Base Salary") at the rate of $272,283.60 per annum during the Term. The Company’s CEO shall review your Base Salary for possible increases on an annual basis. Any increase in Base Salary which has been approved by the Company’s Compensation Committee and approved by the Board of Directors shall constitute "Base Salary" hereunder. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Currently, the payroll periods end on the fifteenth (15th) and final days of each month. The Company shall be entitled to withhold from payment any amounts required by law.

During your employment, you will be eligible to participate in an incentive plan consisting of a 35% bonus opportunity according to the Company plan then in effect. The Company reserves the right to revise its incentive plan at any time.

Cytomedix will recommend to the Board of Directors (the “Board”) a grant of 534,000 stock options to you under the Company’s Long Term Incentive Plan, at $1.40 per share (closing price of the Company’s securities on February 8, 2012), vesting as follows: 200,000 options vesting on February 22, 2012, 112,000 - on December 31, 2012, 111,000 – on December 31, 2013, and the remaining 111,000 - on December 31, 2014.

The Company may, at its discretion, provide additional incentives based on significant activity and results contributing to the Companies success.

You will be authorized to incur reasonable expenses in carrying out your duties and responsibilities under this Agreement, including expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse you for automobile mileage at the rates per mile approved by the IRS and for all such expenses upon presentation of receipts of such expenditures appropriately itemized and approved, consistent with the Company's policy. The Company will reimburse you for use of your own cell phone as a documented expense. You will be eligible for medical, dental, life, and disability insurance, participation in the Company’s 401(k) plan, and other benefits available to all full-time employees, subject to any applicable length of employment requirements. You shall be entitled to four (4) weeks of paid vacation in each calendar year, which may be taken at such times as are consistent with your responsibilities hereunder.

This Agreement, including the attached Exhibit A, contains the entire understanding among the parties hereto and supersedes in all respects any prior or other agreement or understanding among the parties with respect to your employment. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

This Agreement shall be governed by and construed under the laws of the State of Delaware.

Each party hereto shall be solely responsible for any and all legal fees incurred in connection with this Agreement, including the enforcement of this Agreement. This Agreement may only be amended by written agreement of the parties hereto. By your signature below, you agree that this Agreement, including Exhibit A, shall be binding upon and inure to the benefit of your heirs and representatives and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by you or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to the stock, assets or business of the Company.

/s/ Martin Rosendale	Date:	2/8/12
By: Martin Rosendale, CEO, Cytomedix, Inc.

I have read and hereby accept the terms of this Agreement.

/s/ Edward Field	Date:	2/8/12
Edward L. Field